Exhibit 23.5

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Post-Effective Amendment No. 2 to Form F-1 FILE NO. 333-278400 on Form F-3 of Critical Metals Corp. of our report dated March 28, 2025, which includes an explanatory paragraph as to Tanbreez Mining Greenland A/S’ ability to continue as a going concern, with respect to our audits of the financial statements of Tanbreez Mining Greenland A/S as of December 31, 2024 and for each of the two years in the year ended December 31, 2024 and 2023 appearing in the Form 6-K of Critical Metals Corp. dated March 28, 2025. We also consent to the reference to us under the heading “Experts” in the Post-Effective Amendment No. 2 to Form F-1 on Form F-3, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum llp

Houston, Texas

April 11, 2025